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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the references to our firm under the captions "Selected Financial Information" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Clear Channel Communications, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 17, 1997, (except for Note K, as to which the date is February 25, 1997), with respect to the consolidated financial statements of Clear Channel Communications, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                                  /s/ ERNST & YOUNG LLP

May 13, 1997
San Antonio, Texas